Exhibit 10.1

LETTER OF TRUST

The Hart property, consisting of the Hart 1 claim and the Kerry claim, are held in trust by Ian Casidy of CasCAD Mapping & GIS Services for Capital Mineral Investors, Inc. on this date, the 28th day of December 2005.

More particularly, the Hart property comprises two mineral claims (35 claim cells) covering an area totalling 7.3 square kilometres, 728.7 hectares (1800 acres) located in the Similkameen Mining Division, approximately 37 kilometres east of the town of Merritt and 55 kilometres west of the city of Kelowna, British Columbia. These two mineral claims are further represented as follows:
Claim Name	Units (hectares)	Units (acres)	Tenure Number	Expiry Date
Hart 1	520.5 ha	1,286.0	524465	Dec. 28, 2006
Kerry	208.2 ha	514.0	524468	Dec. 28, 2006

CasCAD Mapping & GIS Services

Per:

/s/ "Ian Grant Casidy
Ian Grant Casidy